 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  ☒
Filed by a Party other than the Registrant  ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to § 240.14a-12

CARDIOVASCULAR SYSTEMS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

This Schedule 14A filing consists of the following communications from Cardiovascular Systems, Inc., a Delaware corporation (the “Company”), relating to the Agreement and Plan of Merger, dated February 8, 2023, by and among the Company, Abbott Laboratories, an Illinois corporation (“Abbott”), and Cobra Acquisition Co., a Delaware corporation and a direct, wholly-owned subsidiary of Abbott, and the proposed transactions thereunder:

•	Updated Employee Q&A

The item above was first used or made available on March 15, 2023.

Updated Employee Q&A

Q&A Document for Employees
For Internal Use Only – Do Not Forward or Distribute
3-15-2023

Stock-Related Topics
Q. What will happen to restricted stock that is already vested?
A. Vested stock will be paid in cash at $20 per share upon the closing of the transaction.
Q. What will happen to restricted stock that is unvested?
A. Unvested restricted stock, whether subject to time-based vesting or performance-based vesting, will automatically become fully vested upon the closing and stockholders will be paid in cash at $20 per share, subject to applicable tax withholding.
Q. What will happen to unvested restricted stock that is subject to performance-based vesting?
A. Unvested restricted stock that is subject to performance-based vesting will automatically become fully vested upon the closing and stockholders will be paid in cash at $20 per share, subject to applicable tax withholding.
Q. How will I receive the cash for my stock?
A. Payment to employees for restricted stock that automatically vests upon the closing, whether subject to time-based vesting or performance-based vesting, will be made through standard payroll procedures as soon as administratively practicable following the closing, but no later than the second regular payroll date after the closing. Payment to non-employees for restricted stock will be paid after the closing through the process to be described in the proxy statement that will be filed for the transaction.
Payment for stock you hold from awards that have already vested, or that you purchased through the Employee Stock Purchase Plan (ESPP) or otherwise on the open market, will be made after the closing through the process to be described in the proxy statement that will be filed for the transaction.
Q. Do I need to be employed for a certain period of time to receive cash payment for my restricted stock?
A. If you resign from CSI prior to the closing, you will forfeit any unvested shares of restricted stock and will receive no payment for them. This is subject to certain provisions of the restricted stock agreements for performance-based restricted shares that provide for retention of a portion of such shares upon a qualifying termination of employment or, if applicable, CSI’s Executive Officer Severance Plan, which provides for certain accelerated vesting of shares upon a qualifying termination of employment.

Q. What happens if the closing occurs prior to the end of the current ESPP period?
A. The ESPP offering period currently in effect will end no later than five business days prior to the closing, and any contributions made up to that date will be used to purchase shares of stock in accordance with the terms of the ESPP. Payment for such shares will be made in cash at $20 per share after the closing through the process to be described in the proxy statement that will be filed for the transaction.
Q. What happens if the closing occurs after the end of the current ESPP period?
A. Contributions made during the current ESPP period will be used to purchase shares of stock in accordance with the normal terms of the ESPP. If you are still holding the shares at the time of the closing, then payment for the shares will be made in cash at $20 per share upon the closing of the transaction. No new ESPP period will commence following February 8, 2023, the date of signing of the merger agreement for the transaction.
Q. For the final ESPP purchase, what will be used for the stock purchase price?
A. The same purchase mechanism will still apply under the ESPP as with any offering period. In accordance with the terms of the ESPP, the final purchase price will be the lower of the stock price at the beginning or the end of the offering period. Refer to the ESPP prospectus provided to you at the time of your enrollment for a detailed description of the terms of the ESPP, which is also available on the Human Resources page of 360 View.
Q. What happens if I previously received stock options?
A. Issued and outstanding stock options, to the extent unvested, will accelerate and become fully vested and exercisable upon the closing. Outstanding and unexercised stock options (after giving effect to such acceleration) with an exercise price per share lower than $20 will be cancelled and converted into the right to receive, without interest, an amount in cash equal to the product of (i) the number of shares for which such stock option is exercisable and (ii) the excess, if any, of $20 over the per share exercise price of such option, subject to applicable tax withholding. Outstanding and unexercised stock options with an exercise price per share equal to or greater than $20 will be cancelled without any payment upon the closing.
For example, if you hold options to purchase 100 shares of CSI common stock at an exercise price of $15 per share, you will receive $500 for such shares following the closing, subject to applicable tax withholding. If you hold options to purchase 100 shares of CSI common stock at an exercise price of $25 per share, your options will be cancelled without any payment upon the closing.
Q. How will I receive the cash for my stock options?
A. Payment to employees for stock options will be made through standard payroll procedures as soon as administratively practicable following the closing, but no later than the second regular payroll date after the closing. Payment to non-employees for stock options will be paid after the closing through the process to be described in the proxy statement that will be filed for the transaction.

Q. Can I sell stock prior to closing?
A. The Insider Trading Policy and all requirements and procedures under it remain in place. Employees subject to trading windows have received, and will continue to receive, communications from Morgan Stanley relating to the trading windows, and all preclearance procedures remain in place. Employees not subject to trading windows may trade stock in accordance with the Insider Trading Policy.
Employee Benefits Topics
Q. What will happen to my PTO?
A. At this time, there is no change to your PTO or the CSI Paid Time Off or Discretionary Paid Time Off Policies. Teams from Abbott and CSI will begin working together to plan for the transition to Abbott. Additional information will be shared at the appropriate time.
Q. Do I need to cancel future dated PTO?
A. No. Please continue to use Workday to request time off.
Q. When will I know about any changes to benefits and bonus?
A. The transaction is subject to the approval of stockholders, regulatory approvals and other customary closing conditions. Teams from Abbott and CSI will begin working together to plan for the transition to Abbott. Additional information will be shared as those decisions are made.
Q. What happens during Integration Planning?
A. Functional Teams from Abbott and CSI will work (both collaboratively and independently) to develop project charters for functionalities that need to be integrated, as well as plans for effectively bringing both companies and these functions together. During the period prior to the closing, the focus is learning and planning versus execution. No proposed integration plan will be implemented until after the transaction is closed.
Interactions with Third Parties
Q. How should I interact with customers and other third parties before closing?
A. Until the transaction closes, it’s business as usual. You should continue to act as you would if the transaction were not happening. Here are some specific guidelines.
•DO continue to make CSI business decisions independent from Abbott.
•DO NOT suggest to customers or anyone else that the transaction has closed. If a customer seems to misunderstand the status, you can tell them the transaction is waiting on stockholder approval and regulatory review.
•DO NOT communicate with Abbott personnel about the transaction unless you are on the integration planning team.
•DO NOT speculate about what Abbott may do after the transaction closes.
•DO be particularly mindful of these guidelines when you are at trade shows or other public events. Customers and others who see or overhear conversations might form mistaken impressions if you do not follow these guidelines.

•DO NOT discuss product pricing, customer names or needs, status of pipeline products, or other competitively sensitive information with any Abbott representative (again, except to the extent required for members of the integration planning team and approved by CSI Legal).
If you are on the integration team, you will receive specific guidance for that role.
Q. Can I comment on the transaction at all?

A. You may acknowledge the existence of the transaction, but you should not offer any further detail, and definitely DO NOT SPECULATE ABOUT CLOSING TIMING, POST-CLOSING DECISIONS, OR ANY OTHER MATTERS.

Do not communicate with any media or investors about the transaction. Please direct all such inquiries to Jack Nielsen at j.nielsen@csi360.com. Please DO NOT post about the transaction on social media.

Q. What if a customer asks about Abbott products?
A. Politely tell the customer that any questions about Abbott products should be directed to Abbott until the closing occurs.
Q. What if an Abbott representative approaches me and tries to talk about the transaction?
A. Tell the Abbott rep that you are not able to discuss the transaction and notify CSI Legal (again, outside of the integration team and as approved by CSI Legal).
Q. What if a customer has questions or comments about the transaction?
A. CSI wants to make sure that all customer questions get answered promptly and accurately. If a customer has questions or comments, thank the customer for bringing the comments to you and let them know that someone from CSI will get back to them. Then report the discussion with the customer and the nature of the questions/comments to CSI’s Legal Department.
Q. What if I am asked when the transaction will close?

A. Do not speculate. You can say that you understand the transaction will close when all closing conditions have been met, including approval of CSI stockholders and receipt of regulatory approvals.

Additional Information and Where to Find It
This communication has been prepared in respect of the proposed transaction involving Abbott Laboratories and Cardiovascular Systems, Inc. (“CSI”), and may be deemed to be soliciting material relating to the transaction. In connection with the transaction, CSI will file a proxy statement on Schedule 14A relating to a special meeting of its stockholders with the Securities and Exchange Commission (the “SEC”), a preliminary version of which was filed with the SEC on March 13, 2023. Additionally, CSI may file other relevant materials in connection with the transaction with the SEC. Investors and securityholders of CSI are urged to read carefully and in their entirety the proxy statement and any other relevant materials filed or that will be filed with the SEC when they become available because they contain or will contain important information about the transaction and related matters. The definitive proxy statement will be filed with the SEC and mailed or otherwise made available to the

CSI’s securityholders. Investors and securityholders will be able to obtain a copy of the proxy statement, as well as other filings containing information about the transaction that are filed by the Company with the SEC, free of charge on EDGAR at www.sec.gov or on the investor relations page of CSI’s website at investors.csi360.com.
Participants in the Solicitation
CSI and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of CSI in respect of the transaction. Information about CSI’s directors and executive officers is set forth in the proxy statement for CSI’s 2022 Annual Meeting of Stockholders, as revised, which was filed with the SEC on October 26, 2022, and its Annual Report on Form 10-K for the fiscal year ended June 30, 2022, which was filed with the SEC on August 18, 2022. Other information regarding the participants in the proxy solicitation and a description of their interests, which may, in some cases, be different than those of CSI’s stockholders generally, will be contained in the proxy statement for the Stockholder Meeting, a preliminary version of which was filed with the SEC on March 13, 2023, and other relevant materials to be filed with the SEC in respect of the proposed transaction when they become available.
— Private Securities Litigation Reform Act of 1995 —
A Caution Concerning Forward-Looking Statements
Some statements in this communication may be forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995. CSI cautions that these forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated in the forward-looking statements, including, but not limited to, the ability of the parties to consummate the proposed transaction on a timely basis or at all, the ability of the parties to satisfy the conditions precedent to consummation of the proposed transaction, including the ability to secure the applicable regulatory approvals on the terms expected, at all or in a timely manner, the effect of the announcement of the proposed transaction on the ability of CSI to retain and hire key personnel and maintain relationships with its key business partners and customers, and others with whom it does business, or on its operating results and businesses generally, the response of competitors to the proposed transaction, risks associated with the disruption of CSI management's attention from ongoing business operations due to the proposed transaction, significant costs associated with the proposed transaction, potential litigation relating to the proposed transaction, restrictions during the pendency of the proposed transaction that may impact CSI’s ability to conduct its business, the ability of Abbott to successfully integrate CSI’s operations, and the ability of Abbott to implement its plans, forecasts and other expectations with respect to CSI’s business after the completion of the transaction and realize expected synergies. Economic, competitive, governmental, technological and other factors that may affect CSI’s operations are discussed in Item 1A, "Risk Factors," in CSI’s Annual Report on Form 10-K for the year ended June 30, 2022, and are incorporated herein by reference. CSI is providing the information in this communication as of this date. CSI undertakes no obligation to release publicly any revisions to the information included in this communication or any forward-looking statements as a result of new information, subsequent events or developments, except as required by law.